EXHIBIT 10.32



                                   [APPLIED BIOSCIENCE]
                                   [INTERNATIONAL INC.]
                                          [LOGO]



                                      GROVER C WRENN
                                        President




September 3, 1993




Mr. Stephen L Waechter
9 Scottish Autumn Court
Darnestown, MD 20878

Dear Steve:

This letter will confirm the terms of the offer of employment as Chief Financial Officer of Applied Bioscience International Inc. as we discussed today. The position is located in our Arlington, Virginia offices, and you would report directly to me and have management responsibility for the entire APBI finance organization.

The base salary for this position is $160,000. Beginning in 1994, you will be eligible for an additional target cash bonus opportunity of 60% of your base salary or $96,000. The actual amount of the cash bonus will be determined by the Economic Value Added (EVA) Incentive Compensation Plan introduced this year as described in the enclosed materials. In lieu of a performance-based bonus in 1993, you will be provided a sign-on bonus of $15,000. Additionally, you will be guaranteed a minimum cash bonus of $25,000 in 1994.

Your compensation will also include annual stock option grants, subject to the approval of the Compensation and Stock Option Committee of the APBI Board of Directors. The executive compensation plan recently approved by the Committee provides for an annual option grant of 24,000 shares for your position. The options would vest ratably over three years and would have a ten-year exercise period.

You will be covered by the APBI Employee Benefits Plan known as Selections which is described in the enclosed folder. You would also be entitled to four weeks vacation per year.

Steve, I am excited about your joining APBI, and I look forward to working with you. We have an attractive market position for future growth, but we lack the kind of financial management skill and leadership that you can provide. It is an opportunity for you to make a real impact. I hope you will accept our offer and will join us officially on September 13. In the meantime, I would welcome an opportunity for you to spend whatever time you can with Jamie and me beginning to get up to speed on the current situation.






4350 North Fairfax Drive * Arlington, VA 22203  Tel: (703) 516-2443
                                                Fax: (703) 516-2345

Letter to Stephen L. Waechter
September 3, 1993
Page Two




I would like for you to plan to accompany Charles, Swep and me to New York on Monday, September 13 for a meeting with Citibank concerning the establishment of a new $70 million credit facility. The APBI Board of Directors meets on September 21 (dinner) and September 22. I would like for you to plan to attend. It is my intention to propose your election as a director at that meeting, and I anticipate the Board's approval.

I will await your confirmation of our offer.

Very truly yours,

/s/ Grover C. Wrenn
- -------------------
Grover C. Wrenn
President and CEO

GCW/1s

Enclosure